Exhibit 99.1
IMAGE ENTERTAINMENT DEMANDS CT1 REMOVE DISTRIBUTION OBSTACLES TO CAPITOL FILMS AND THINKFILM PROGRAMMING IN ORDER TO PRESERVE BRANDS AND PROTECT CREDITORS AND INVESTORS
Image calls for meeting with CT1 and its creditors to develop comprehensive protective measures for allocation and distribution of future proceeds
CHATSWORTH, Calif. — January 28, 2008 — Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that it delivered a letter to CT1 Holdings, LLC and BTP Acquisition Company, LLC (attached) calling upon CT1 to immediately reverse certain actions described in the letter and to allow Image to continue to sell product under the Output Distribution Agreement dated as of December 7, 2007 between CT1 and Image. Image also rejected every claim made by BTP that Image is in default under the merger agreement and stated its intention to fully enforce all of its rights in the merger agreement.
CT1 purportedly terminated this agreement last week and instructed its replicator to cease manufacturing and shipping of both catalog and new release product to Image. Image disagrees with CT1’s position and intends to file a complaint this week for arbitration of the disputes between the parties. Image is demanding that CT1 allow it to distribute CT1 films pursuant to the agreement while this dispute is being arbitrated subject to protective measures to be developed among Image, CT1 and its lenders to mitigate any damage to Image, CT1, Capitol Films and ThinkFilm.
About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,000 exclusive DVD titles and approximately 250 exclusive CD titles in domestic release and approximately 450 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.
Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the proposed merger transaction described in this press release. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, changes in the retail DVD and entertainment industries, and our inability to effectively manage future growth from the CT1 Holdings distribution agreement. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the amended terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to the completion of the merger, (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of any indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

January 28, 2008

BTP Acquisition Company, LLC
CT1 Holdings, LLC
c/o David Bergstein
10100 Santa Monica Boulevard
Suite 1250
Los Angeles, California 90067
Re: Amended and Restated Agreement and Plan of Merger dated as of June 27, 2007 (“Merger Agreement”) and Output Distribution Agreement dated as of December 7, 2007 (“Distribution Agreement”)
THIS COMMUNICATION IS MADE PURSUANT TO CALIFORNIA EVIDENCE
CODE SECTION 1152 AND RULE 408 OF THE FEDERAL RULES OF EVIDENCE
Dear David:
This letter responds to communications we received over the last few days by or on behalf of your various affiliates with respect to the Merger Agreement and Distribution Agreement. I have elected to communicate with you in writing to eliminate any confusion or basis of false claims that I have agreed to anything contrary or supplementary to written agreements into which our respective companies have entered.
The Merger Agreement Remains In Effect Despite BTP’s Amended Notice of Default under the Merger Agreement received January 25, 2008 (“Merger Agreement Notice”)
We categorically deny and flatly reject each and every claim of Image’s default articulated in your Merger Agreement Notice. Image remains in full compliance with the Merger Agreement, which remains in full force and effect until February 1, 2008, and we intend to fully enforce all of our rights thereunder. If necessary, we will prove in an appropriate forum that your claims are not supported by either the terms and conditions of the Merger Agreement or the facts.

20525 NORDHOFF STREET • SUITE 200 • CHATSWORTH, CA 91311-6104 • TEL 818.407.9100
www.image-entertainment.com

The Output Distribution Agreement Also Remains In Effect Despite BTP’s Notice of Termination of Output Distribution Agreement received January 25, 2008 (“Distribution Agreement Notice”)
As you are aware, we have already responded to the Distribution Agreement Notice by letter dated and sent on January 25, 2008 on our behalf from Manatt, Phelps & Phillips rejecting your attempt to wrongfully terminate the Distribution Agreement and explaining why your fundamental reasoning is flawed and unsustainable. We intend to fully enforce our rights under this agreement as well.
Bergstein’s Miscellaneous Email Communications sent at 2:37:22 am and 3:21:39 am January 26, 2008 Make Baseless Claims
I will not respond to your continuous personal attacks on me, my fellow Image officers and directors, and our legal counsel other than to say that such attacks are not conducive to a rational solution to the various issues and circumstances in which we find ourselves. However, I will address certain of your other statements as follows.
Image Received the Distribution Agreement As Consideration for Yet Another BTP Requested Extension.
The Distribution Agreement is a valuable asset. I have reason to believe that a recent valuation of this agreement ascribes a value to it of approximately $30 million. If Image is prevented from realizing this value by your wrongful, unilateral actions and breaches of this agreement, we intend to seek damages against all appropriate parties for at least this amount in order to protect the interests of our stockholders.
Image was not given this Distribution Agreement for “free.” As a fundamental matter, one has to wonder why you and assuming they were aware of it, why your investors and lenders would allow you to “give” Image anything. As was disclosed publicly in December 2007, at your request, the Image Board of Directors agreed to a fifth extension of the closing date of the merger for an additional 5 weeks to January 14, 2008, in exchange for the deposit into a trust account of $2 million in cash to support the $4.2 million business interruption fee called for in the Merger Agreement plus the Distribution Agreement. The Distribution Agreement was the primary consideration our Board required, and you agreed to provide, for the extension you claimed you needed to finalize your financing. In fact, it was Image that graciously “gave” you an opportunity to avoid breaching the Merger Agreement when you anticipated that you would be unable to close at that time.
The irrevocability of the Distribution Agreement, even if the Merger does not close, was a critical element of the value of the Distribution Agreement our Board relied upon to grant you the extension you requested to provide you the additional time you needed to finalize the required financing for the merger, which at this point it appears you do not have the ability to do. This was a specifically negotiated element of the Distribution Agreement. As you are or should be aware, neither Sections 12 nor 13 of the Distribution Agreement permit either party to terminate the Distribution Agreement if the Merger Agreement is terminated. To reinforce this principle, the second paragraph of Section 13 provides that Image may sue to collect the business interruption fee and that such an action would not cause nor constitute a termination of the Distribution Agreement. Your recent actions in improperly attempting to terminate the Distribution Agreement are a flagrant breach of this provision.

You knowingly concealed from Image your lender’s purported prior lien on the assets transferred under the Distribution Agreement.
This disclosure is a shocking admission in light of the express representations to the contrary you provided to Image in the Distribution Agreement.
In Section 4.1(a) of the Distribution Agreement you represented that CT1 “...has full right, power and authority to enter into and perform this Agreement and to grant to Image all of the rights herein granted, and will continue during each Product’s Distribution Term and Sell-Off Period (if any) to possess such right, power and authority with respect to such Product, and such rights are and will remain free from any pledges, charges, mortgages, liens or any other encumbrances.” (emphasis added)
Furthermore, in Section 4.1(e) of the Distribution Agreement, among other things, you represented and agreed that CT1 “...will not, during the Distribution Term, enter into any agreement with any third party which in any way conflicts or is incompatible with any of the terms of this Agreement...”
Image had no knowledge at the time it entered into the Distribution Agreement, and has no knowledge now, that any third party holds any lien, mortgage, or other encumbrance on the rights or assets CT1 conveyed and delivered to us under the Distribution Agreement. Image entered into the Distribution Agreement in good faith reliance on the representations contained in the Distribution Agreement. If you had disclosed these facts at the time you requested yet another extension of your closing obligations, Image would not have entered into the Distribution Agreement or granted you the extension of the closing date of the merger you requested.
If your current claim of prior liens is correct, how could you possibly make, and, assuming they were aware of what you were doing, how could your investors and lenders possibly allow you to make the representations you did? Image expressly reserves all rights regarding these representations.
If performance by CT1 of its obligations under the Distribution Agreement caused CT1 to become in default of its obligations to its lenders, that is certainly not the responsibility of Image. CT1 did so knowingly and at its and your own peril.
Furthermore, contrary to your assertion, there were no “side deals”, and even if there were, they would have been trumped by Section 14.9, which provides that the Distribution Agreement is the entire and complete agreement between the parties and no additional representations, warranties, agreements, or covenants of any kind or character whatsoever have been made by either party to the other.

CT1’s assistance with and approval of the transfer of inventory and staff to Image precludes any claims that they were somehow stolen.
Image also specifically denies that it has done anything other than to perform its obligations under the Distribution Agreement. The hiring of employees and the transfer of approximately 150,000 units of product as contemplated under the Distribution Agreement were done with the knowledge and active participation of several CT1 and affiliates’ officers, consultants and staff. Accordingly, there is no action that can lie for the supposed “theft” of inventory and staff.
Where do we go from here?
Image has two objectives:
•	Close the merger on February 1, 2008 in accordance with the terms of the Merger Agreement; and

•	Preserve the value of the Distribution Agreement and the underlying product while our disputes are being resolved.
Our paramount objective is to close the merger. You refused last week to provide us with any information regarding the status of your financing, thereby causing BTP to be in breach of the Merger Agreement. However, if BTP has the money, we are ready to close. If the merger closes, BTP and you will control Image, which will recover for you all of the value you claim you gave to Image. If you cannot or refuse to close on February 1 then we will have to resolve our differences regarding the Distribution Agreement, which we intend to enforce.
To the extent you believe that Image has caused CT1 and ThinkFilm damage, your current actions and threatened future actions violate your legal duty to minimize whatever damage you falsely claim to be suffering. Specifically, your unilateral actions to date, such as withdrawing the authority of CT1’s replicator to manufacture and ship product, thereby preventing Image from selling product, will cause the damage to CT1 and ThinkFilm you improperly accuse Image of creating. Your threat to wrongfully notify retail customers that Image has no right to sell them product will cause them to refuse to deal with either of us and may permanently destroy the value of the ThinkFilm brand. Therefore, your actions not only fail to mitigate your purported damages, they actually exacerbate them.
If CT1 attempts to evade its obligations under the Distribution Agreement, Image will be forced to seek appropriate relief in the courts and other appropriate forums against CT1 and any substitute distributors. This scenario will destroy value for CT1, its lenders, investors, and producers as well as Image, and we will have no alternative but to sue for the value these actions will destroy. There is, however, a more rational approach.
Rather than continuing down this self-destructive path, CT1 should immediately reverse its unilateral actions and permit Image to continue to sell product while the disputes related to the Distribution Agreement are being resolved, including CT1’s instruction to its replicator not to manufacture or ship for Image.

CT1 should refrain from making any further communications, and immediately reverse previous communications, to retail customers that could cause them to refuse to deal with Image or CT1.
A meeting among you, Image and all lenders claiming an interest in the catalog product, inventory and new release product should be convened immediately to identify conflicting interests and to develop reasonable protective measures aimed at preserving value as long as the Distribution Agreement is being contested. Image will account for the sales and resulting CT1 net profits separately, in accordance with the Distribution Agreement, and at the very least, remit resulting CT1 net profits monthly to separate accounts managed by an independent third party pending ultimate disposition of the dispute.
The only way all constituencies can be protected, and damage to either side minimized, is if product continues to be sold under the Distribution Agreement while we sort out a resolution to our disputes. We urge you to reconsider the unilateral value-destroying path upon which you have embarked and consult with your lenders and investors before responding to this letter. We believe the value of the Distribution Agreement can be protected with some open and rational communications of all interested constituencies. The alternative will be good for no one.
Very truly yours,
/s/ Martin Greenwald
Martin Greenwald,
President and Chief Executive Officer
Image Contact:
Jeff M. Framer
818-407-9100 ext. 299
jframer@image-entertainment.com